EXHIBIT 99.1

A Cryptotoken for the KlickZie User

People own and are regular users of 2.5 billion smartphones (including tablets and other connected smart digital imaging devices), and each year trillions of pictures and frames of video are created with these devices.

This enormous flow of smartphone digital imagery has substantial and global economic value that should be simply and universally tappable by the ordinary smartphone users themselves. . But up until KlickZie that economic value has been impossible for ordinary users to access. There are two reasons for this.

First, and what KlickZie solves, is that in order to be monetizable, imagery ownership has to be reliably attached to its author together with the level of trustability of the imagery, the meta data associated with its creation, and its degree of modification since creation. Without reliable ownership, monetization can’t happen.

And second, and what blockchain network technology solves, is that for the ordinary smartphone users themselves to avail themselves of the potential value of their smartphone imagery, there needs to be a blockchain based ecosystem that recognizes this monetizable imagery, that is equipped to trade in it, and that every KlickZie user can access.

Both of these ingredients are essential for the mass monetization of this vast smartphone generated imagery market for the benefit and use of the smartphone users themselves.

Blockchain network technology (from Wikipedia primarily)

A blockchain is a continuously growing list of records, called blocks, which are linked and secured using cryptography. Each block typically contains a hash pointer as a link to a previous block, a timestamp and transaction data. By design, blockchains are inherently resistant to modification of the data. A blockchain can serve as an open, distributed ledger that can record transactions between two parties efficiently and in a verifiable and permanent way. Once recorded, the data in any given block cannot be altered retroactively without the alteration of all subsequent blocks, which cannot happen without a collusion of a magnitude that cannot practically occur.

Blockchains are secure by design and are an example of a distributed computing system with high fault tolerance. Decentralized consensus is achieved with a blockchain. This makes blockchains suitable for the recording of transactions of any kind.

The first distributed blockchain was conceptualized by Satoshi Nakamoto in 2008 and implemented the following year as a core component of the digital currency bitcoin, where the blockchain serves as the public ledger for all transactions with bitcoin. The invention of the blockchain and its use by bitcoin made bitcoin the first digital currency to solve the double spending problem, without the use of a trusted authority or central server. The bitcoin design has been the inspiration for many other applications.

A blockchain network lacks centralized points of vulnerability that computer hackers can exploit. Blockchain security methods use encryption technology providing identity protection using public and private “keys”. A “public key” (a long, randomly-generated string of numbers) is a users’ address on the blockchain. Bitcoins sent across the network gets recorded as belonging to that address. The “private key” is like a password that gives its owner access to their Bitcoin or other digital assets.

A blockchain transaction system is fast with a built-in mechanism that establishes trust, requires no specialized equipment, has no chargebacks or monthly fees, and provides a collective bookkeeping solution for ensuring transparency and trust.

Page 1 of 4

A KlickZie Cryptotoken; establishing a monetizing ecosystem for KlickZie users

A monetizing ecosystem for the KlickZie user will provide value to KlickZie users as well as to the Company and its shareholders.

For this reason, the Company is forming a team of providers to develop a blockchain-based cryptotoken ecosystem with a cryptotoken designated “KLK” that will be the currency of the KlickZie community worldwide. This will allow KlickZie users to monetize their pictures and videos allowing the buying, selling and licensing of KlickZie pictures and videos everywhere.

This would create a new ecosystem among consumers based on what people love most, imagery.

We believe that KlickZie trusted imaging will be a bedrock for both individuals and businesses across time. But with the KLK token in place a new and significant impact may be the transfer of additional wealth into the hands of the consumer. This transfer can be understood by looking at a single example: the advertising business associated with popular social network versus the KlickZie social network.

Below, the picture on the left is how it is now. Advertisers feed ads to users and pay money to the social networks who get all the money and who distribute the users’ own content back to them with ads.

The picture on the right is how it is conceived for KlickZie. Advertisers will feed ads plus KLK to users, but only to users who want the ads. KlickZie will be paid in KLK or $, or both, and KlickZie will distribute the users content to them along with the ads.

KlickZie users will own the imagery they create, both normal imagery and the “view only” pictures or videos, if any, that they create using KlickZie’s Private Picture feature. They also will own any proprietary communications they create using KlickZie’s Touch to Comm functionality. Ownership of imagery can be sold for KLK tokens under a standard smart contract provided in the KLK blockchain. Access to view-only private pictures and proprietary communications owned by users can also be sold for KLK tokens under standard smart contracts provided in the KLK blockchain.

KlickZie is intended to activate, encrypt and store imagery and its meta data on the KlickZie cloud as it is created. Activated imagery which is subsequently modified and then shared is also stored in the KlickZie cloud. KlickZie could then provide trustability reports using a standard smart contract provided on the KLK blockchain.

Page 2 of 4

The KLK blockchain would record the ownership of imagery, the ownership of view-only Private Picture imagery and the ownership of proprietary communications as they are created. Sales of imagery-ownership and the sales of access to Private Picture imagery and proprietary communications made under existing KLK standard smart contracts would then be recorded on the KLK blockchain.

Once launched, KlickZie would no longer have control of the blockchain. The picture below shows the separation of the KlickZie cloud activities from the execution of smart contracts on the KLK blockchain.

Interactions in the KlickZie Trusted Imaging Ecosystem

Major Stakeholders in the KlickZie Ecosystem

The major stakeholders in KlickZie and KLK ecosystem remain the same: the business and non-business organizations with mission critical uses of usage of KlickZie trusted imaging, the independent app developers creating innovative apps exploiting KlickZie technology and the KLK ecosystem using KlickZie app-development tools, consumers adopting and using the KlickZie imaging app in their connected devices, and the KlickZie team who will support the broad usage of KlickZie technology and develop and capture intellectual property for the benefit of Tautachrome and other KlickZie stakeholders.

Partners (Those licensing KlickZie technology)
o	Businesses where trust is mission critical
o	Advertisers exploiting image based customer interaction
o	Universities and research entities
o	Governments at all levels
o	Justice systems

Independent App Developers
o	Developers using KlickZie dev tools to make apps to create innovative transactions in KLK
o	Developers using KlickZie dev tools for innovative uses of the KlickZie trusted imaging software engine

Consumers of KlickZie Imagery
o	Social interaction uses
o	Image exploitation uses (e.g., retrieve original from image fragment)
o	Trustability and anti-tamper uses

Page 3 of 4

Tautachrome/KlickZie
o	The KlickZie technology team will work with its partners and app developers both to support KlickZie engine usage, and develop new joint and proprietary intellectual property

Monetizing the KlickZie Trusted Imagery Ecosystem with the KlickZie “KLK” Token

Independently Developed Apps

The KlickZie app will be free. It will provide the engine that generates “activated” imagery and the functionality that goes with it. The KlickZie app provides a structure for a robust ecosystem that independent developers can take advantage of by creating innovative applications of their own. To assist, the KlickZie team will provide tools for app developers to easily use the KlickZie downloadable software and the KlickZie cloud to create new and valuable ways to use activated imagery.

KLK Payments, App Developers and KlickZie users

KLK payment made by a KlickZie user to an app developer would trigger a revenue sharing payment to Tautachrome under a standard smart contract provided on the blockchain.

Payments in KLK made in an exchange between users in which KlickZie services are used to generate the exchange will also trigger a commission payment to Tautachrome under a standard smart contract on the blockchain.

KlickZie Userbase Growth and KLK Awards

Consumers would be awarded KLK when KlickZie is downloaded and used. New KlickZie users would be supplied with a KlickZie-provided digital wallet containing the awarded KLK. Also, a user whose picture prompts a download by a new adopter would be rewarded with KLK. KlickZie users would be provided options allowing them to advertise KlickZie to others via their pictures and other means, and would be rewarded with KLK tokens as their efforts result in KlickZie downloads. At user option, a KlickZie picture or video would carry the message to the effect “I’m KlickZie the amazing picture and video app. I’m free. Download me now.” These simple KLK token reward features are a natural driver of fastest possible user growth.

New Team members

The Company has entered into a Pilot Agreement with Honeycomb Digital, LLC in Magnolia Texas (www.honeycomb.digital) to develop a “sample system” reflecting the Company’s KlickZie cloud requirements in accordance with the Company’s KlickZie and KLK requirements. Honeycomb has provided 100% web-based scalable private media libraries with advanced security locking, asynchronous access governance (non-centralized), and easy to use transactional digital rights management to national and global companies since 2001. Honeycomb reduces object load, software platform development requirement, datastore and deployment infrastructure resulting in highly scalable private cloud environments comparable to best in class top tier data centers.

The company is discussing the blockchain development task with a small R&D company, Kelecorix, Inc. of Rockledge. Florida, with personnel in the US, Estonia and the Ukraine.

Page 4 of 4